Exhibit 10.47

Source
Capital Group, Inc.

Members /FINRA, SIPC | Investment Bankers / Brokers | tcoffin@sourcegrp.com

W. Todd Coffin – Senior Managing Director

December 8, 2011

**To:** Jeff Thachuk – Chairman and CEO, Coronus Solar Inc. (the "Company")

**From:** W. Todd Coffin

**RE:** Termination of the Source Capital Exclusivity Provision

**Via:** Email Memo

Dear Jeff:

Per our conversation and email today, Source Capital is pleased to continue working on behalf of Coronus under a non-exclusive engagement. Effective immediately the "Exclusivity" provision will be terminated, however the detailed investors in the submitted Tracker shall survive. Additionally, SCG shall be able to add to the list of approved investors with the approval of the Company.

We look forward to building a meaningful business together.

Warmest regards,

W. Todd Coffin

276 Post Road West • Westport, CT 06880 • 203 341-3500 • 800 882-2889 • Fax 203 341-3515